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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     A.   NAME:

          USBAM Securities Lending Trust

     B.   ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP
          CODE):

          800 Nicollet Mall
          Minneapolis, Minnesota 55402

     C.   TELEPHONE NUMBER (INCLUDING AREA CODE):

          (612) 303-7557

     D.   NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

          Brett L. Agnew
          Assistant Secretary
          800 Nicollet Mall, BC-MN-H05F
          Minneapolis, Minnesota 55402

     E.   CHECK APPROPRIATE BOX:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          Yes [X] No [ ]
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          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Minneapolis, State of Minnesota this 17th day of October, 2005.

                                        USBAM Securities Lending Trust
                                        (Name of Registrant)


                                        By: /s/ Thomas S. Schreier, Jr.
                                            ------------------------------------
                                            Thomas S. Schreier, Jr.
                                            President


     ATTEST: /s/ Brett L. Agnew
             ------------------------
             Brett L. Agnew
             Assistant Secretary